                          Scientific Games Corporation
                              750 Lexington Avenue
                            New York, New York 10022

                                                                   July 20, 2005

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street N.W.
Washington, D.C.  20549

         Re:      Scientific Games Corporation: Registration Statement on
                  -------------------------------------------------------
                  Form S-3 (Reg. No. 333-124107)
                  ------------------------------

Ladies and Gentlemen:

                  The undersigned hereby respectfully requests, pursuant to Rule
461 under the Securities Act of 1933, that the effective date of the above-captioned Registration Statement be accelerated to Thursday 3:00 PM, New
York City time, on July 21, 2005 or as soon as practicable thereafter.

                  We ask that Shari Krouner (telephone 212-715-9222) be advised upon the Registration Statement becoming effective.

                     Respectfully submitted,

                     Scientific Games Corporation

                     By:      /s/  Martin E. Schloss, Esq.
                         --------------------------------------
                              Martin E. Schloss, Esq.
                              Vice President, General Counsel
                              and Secretary